Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

NewGenIvf Group Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(4)

Fees to Be Paid	Equity	Class A Ordinary Shares, no par value	Rule 457(c)	40,000,000	(2)	0.75	(3)	US$	30,000,000	0.00015310	US$	4,593
		Net Fee Due									US$	4,593

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents up to an aggregate of 40,000,000 Class A ordinary shares, no par value of NewGenIvf Group Limited., a British Virgin Islands holding company (the “Company”) issuable by the Company to White Lion Capital, LLC (“White Lion”) pursuant to the White Lion Purchase Agreement (as defined in the Registration Statement).

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on the Nasdaq Global Market on November 18, 2024, in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.